EXHIBIT 99.1
PSB Group, Inc. Announces First-Quarter Financial Results
Madison Heights, MI. April 21, 2010 — PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank (PSB), a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported net operating income of $.083 million or $0.02 per average outstanding share for the three months ended March 31, 2010 compared with a net operating loss of $9.028 million or $2.60 per average outstanding share for the fourth quarter of 2009, and a net operating loss of $1.778 million or $0.51 per average outstanding share for the first quarter of 2009.
Balance Sheet
Total assets at March 31, 2010 were $458.181 million compared to $462.029 million at December 31, 2009, and $480.594 million at March 31, 2009. Total loans were $352.369 million as of March 31, 2010 compared to $354.263 million at December 31, 2009, and $369.799 million at March 31, 2009. Total deposits were $438.608 million as of March 31, 2010 compared to $442.745 million at December 31, 2009, and $434.343 million at March 31, 2009.
Peoples State Bank continues to experience favorable deposit growth, in both the commercial and consumer checking categories. PSB does not utilize brokered deposits. The Southeast Michigan economy remains strained, so quality lending opportunities remain difficult to find. During the quarter, excess Fed Funds were invested in securities where more favorable yields can be realized.
Income Statement
Net interest income for the quarter was $4.147 million compared to $3.673 million for the fourth quarter of 2009, and $4.110 for the first quarter of 2009.
Non-interest income for the quarter was $1.139 million. Service charges on deposit accounts were $.608 million compared to $.659 million for the fourth quarter of 2009, and $.569 million for the first quarter of 2009. These results were considered seasonal and progression is expected further in the year. Prior quarters also had much stronger results from the gain on sale of securities and these opportunities did not present themselves during this quarter.
The net interest margin for the quarter ending March 31, 2010 improved to 3.78%. This compares to a net interest margin of 3.28% for the fourth quarter of 2009, and 3.68% for the first quarter of 2009. The improvements in the margin were the result of a combination of improved yields on the loan portfolio, and a further reduction in the cost of deposits. While elevated levels of non-performing loans continue to have an impact on our interest margin, interest expense has declined during the quarter as higher rate CDs mature and renew at lower rates.

Total non-interest expenses continued to improve during the quarter. Total non-interest expenses were $4.817 million for the quarter compared to $5.554 million for the fourth quarter of 2009, and $4.845 million in first quarter of 2009. This represents a 13.27% improvement from the fourth quarter and a .58% improvement from the first quarter of 2009. The Bank continues to refine its focus on efficient and effective resource utilization as it works through its asset quality issues. The total number of full time employees (FTE) was 124.0 at 3/31/2010 down from 128.5 at 12/31/2009. Our associates continue to train and enhance their customer service skills and responsiveness, which is a key element to the success of our strong deposit and operational results. During the first quarter, most expenses declined over comparable fourth quarter results with the exception of FDIC insurance costs. Those costs are expected to remain relatively constant during 2010, and we have planned for that event. Finally, other real estate owned expenses of $.292 million reflect a 70% reduction over fourth quarter 2009 results. Properties were liquidated at prices which accurately reflect our valuations.
Asset Quality
The quality of Peoples State Bank’s loan portfolio has been impacted by the challenging economic conditions. We continued to enhance our managed asset’s department, and re-assigned two seasoned lenders to this function.
Total non-performing loans, including Trouble Debt Restructured (TDR), at quarter end were $73 million vs. $63 million in the fourth quarter of 2009. Other real estate owned was $6.3 million which was essentially unchanged from the fourth quarter of 2009. For the quarter ending 3/31/2010, total non-performing assets stood at 17.34% of Total Assets. While we recognize that this level must be reduced, we are quite pleased that clients have performed under the agreements which have been worked out through the collaborative efforts of our Managed Assets Department. Peoples State Bank has developed many of its relationships in favorable economic times, over generations of service in the community. It is equally rewarding to be able to assist our customers during times of challenge.
Our provision for loan losses for the quarter was $.386 million compared to $9.791 in the fourth quarter of 2009, and $2.217 million for the first quarter of 2009. The loan loss reserve of $9.037 million represented 2.56% of total loans at March 31, 2010. This compares with a reserve of 2.67% or $9.469 million dollars at December 31, 2009. We feel this reserve level is appropriate given the challenges our customers continue to experience.
Vincent J. Szymborski, Executive Vice President and Chief Operating Officer commented, “We are pleased to announce the first quarterly profit for the Company since the first quarter of 2007. I am very pleased by the commitment to exceptional service and enthusiasm displayed by our associates. The organization continues to evolve and direct its efforts to work on solutions to our credit challenges. Both the operational and client contact departments within the company continue to look at methods and processes which improve our long term cost structure. The Senior Management team and staff remain very committed to the task ahead of us. While we are buoyed by some press reports of economic improvement, we recognize that many sectors within the Michigan economy may improve at a much slower pace. We continue to look for lending opportunities that meet our credit parameters. We remain mindful of our industry concentrations and continue to focus on quality and diversification.”
Mr. Szymborski concluded his comments by saying “As we look back on our first 101 years of service to the Southeast Michigan communities, we remain mindful of the strategic efforts and execution it has taken to get to this point. We are utilizing that knowledge and experience to address today’s issues, while laying the groundwork for our future, and that of Southeast Michigan.”

Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases “will likely result”, “are expected to”, “expect”, “is anticipated”, “estimate”, “project”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the bank’s market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the Bank’s and Corporation’s reports. These forward-looking statements represent the Corporation’s judgment as of the date of this report. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.
PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact:	David A. Wilson
Senior Vice President & CFO
(248) 548-2900

PSB Group, Inc.

	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
ASSETS
Cash and Due from Banks	7,768	8,554	7,696	8,249	7,959
Federal Funds Sold	11,541	20,706	12,002	7,763	12,474
Investment Securities — available for sale at market	68,047	60,031	69,618	79,545	70,383

Loans	352,369	354,263	363,708	369,580	369,799

Less: Allowance for Loan Losses	(9,037)	(9,469)	(7,327)	(7,044)	(7,769)

Net Loans	343,332	344,794	356,381	362,536	362,030

Loans Held for Sale	428	774	1,733	2,525	1,255
Premises and Equipment	15,768	15,937	16,148	16,395	13,837
Accrued Interest Receivable	2,423	2,244	2,473	2,770	2,327
Other Real Estate Owned	6,329	6,235	6,993	8,042	8,292
Other Assets	2,545	2,754	1,255	1,856	2,037

Total Assets	$458,181	$462,029	$474,299	$489,681	$480,594

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Non — Interest Bearing	56,972	54,647	54,330	55,450	53,638
Interest Bearing	381,636	388,098	385,721	389,822	380,705

Total Deposits	438,608	442,745	440,051	445,272	434,343

FHLB Advances	—	—	5,500	15,000	15,000
Long Term Debt	128	282	282	282	282
Accrued Interest Payable and Other Liabilities	2,285	2,284	2,351	2,985	2,444

Total Liabilities	441,021	445,311	448,184	463,539	452,069

Stockholders’ Equity:
Common Stock (no par value)	23,667	23,692	23,693	23,693	23,696
Unearned ESOP Benefits	(128)	(282)	(282)	(282)	(282)
Common Stock Held in Trust	(410)	(410)	(410)	(410)	(410)
Deferred Compensation Obligation	410	410	410	410	410
Add’l Paid in Capital-stock options/awards	1,250	1,096	1,015	923	821
Unearned Compensation	(1,287)	(1,182)	(1,168)	(1,168)	(1,163)
Undivided Profits	(6,657)	(6,740)	2,288	2,961	4,413
Unrealized gain/(loss) on securities available for sale	315	134	569	15	1,040

Total Stockholders’ Equity	17,160	16,718	26,115	26,142	28,525

Total Liabilities & Stockholders’ Equity	$458,181	$462,029	$474,299	$489,681	$480,594

PSB Group, Inc.
QUARTERLY STATEMENT OF INCOME

	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Interest Income
Loans, including fees	$4,968	$4,892	$5,122	$5,632	$5,846
Securities:
Taxable	527	526	580	589	595
Tax-exempt	26	48	54	54	55
Federal Funds Sold	15	9	10	3	7

Total interest income	5,536	5,475	5,766	6,278	6,503

Interest Expense
Deposits	1,389	1,793	2,148	2,192	2,290
Short-term borrowings	0	9	0	0	0
Long term debt	0	0	78	106	103

Total interest expense	1,389	1,802	2,226	2,298	2,393

Net Interest Income — before provision for loan losses	4,147	3,673	3,540	3,980	4,110

Provision for Loan Losses	386	9,791	1,620	2,541	2,217

Net Interest Income — after provision for loan losses	3,761	(6,118)	1,920	1,439	1,893

Other Operating Income
Service charges on deposit accounts	608	659	670	604	569
Gain on sale of mortgages	116	119	119	175	169
Gain (loss) on sale of available-for- sale securities	4	173	866	847	261
Other income	411	393	240	296	198

Total other operating income	1,139	1,344	1,895	1,922	1,197

Other Expenses
Salaries and employee benefits	1,782	1,976	1,933	2,025	2,171
Occupancy Costs	752	831	792	798	771
Legal and professional	566	640	340	312	433
ORE Expenses	292	980	231	352	520
FDIC Insurance	662	360	294	602	195
Other	763	767	898	724	755

Total other operating expenses	4,817	5,554	4,488	4,813	4,845

Income (loss) — before federal income tax expense (benefit)	83	(10,328)	(673)	(1,452)	(1,755)
Federal Income Tax Expense (benefit)	0	(1,300)	0	0	23

Net Income (Loss)	$83	$(9,028)	$(673)	$(1,452)	$(1,778)